Exhibit 99.1
Item 1. Business
     Weatherford International Ltd. (NYSE:WFT) is one of the world’s leading providers of equipment and services used for the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We were originally incorporated in Delaware in 1972, and as a result of our corporate reorganization in 2002, are now incorporated in Bermuda. Many of our businesses, including those of Weatherford Enterra, have been operating for more than 50 years.
     We operate in approximately 100 countries through approximately 800 service, sales and manufacturing locations, which are located in nearly all of the oil and natural gas producing regions in the world. We are among the leaders in each of our primary markets, and our distribution and service network is one of the most extensive in the industry.
     We reviewed the presentation of our reporting segments during the first quarter of 2007 in connection with an organizational realignment. Based on this review, we determined that our operational performance would be segmented and reviewed on a geographic basis. As a result, we realigned our financial reporting segments and will now report the following regions as separate, distinct reporting segments as defined by the chief operating decision maker: (1) North America, (2) Latin America, (3) Europe/West Africa/the Commonwealth of Independent States (“CIS”) and (4) Middle East/North Africa/Asia. Our historical segment data previously reported under the Evaluation, Drilling & Intervention Services and Completion & Production Systems divisions have been restated for all periods to conform to the new presentation.
     Our growth strategy during the past eight years has included a mix of organic product and service development, the acquisition of key technologies, products and services and several notable divestitures. One of our most substantial acquisitions was in August 2005, when we acquired Precision Energy Services and Precision Drilling International. Precision Energy Services broadened our wireline and directional capabilities and strengthened our controlled pressure drilling and testing product lines. Precision Drilling International added land rigs to our portfolio, primarily in the Eastern Hemisphere.
     Our divestitures include the April 2000 spin-off of our Drilling Products Division to our shareholders through a distribution of the stock of our Grant Prideco, Inc. subsidiary. In February 2001, we completed the merger of essentially all of our Compression Services division into a subsidiary of Universal Compression Holdings, Inc. in exchange for 13.75 million shares of Universal common stock. During 2004 and 2005, we sold our interest in Universal Compression Holdings, Inc. In 2005, we sold our non-core Gas Services International compression fabrication business. This business has been reflected as a discontinued operation in our financial statements.
     When referring to Weatherford and using phrases such as “we” and “us,” our intent is to refer to Weatherford International Ltd. and its subsidiaries as a whole or on a divisional basis, depending on the context in which the statements are made.
     Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000, and our Internet address is www.weatherford.com. General information about us, including our Corporate Governance Policies and charters for the committees of our board of directors, can be found on our Web site. On our Web site we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file or furnish them to the SEC.
     The following is a summary of our business strategies and the markets we serve. We have also included a description of our products and services offered and our competitors. Segment financial information appears in “Item 8. Financial Statements and Supplementary Data— Notes to Consolidated Financial Statements— Note 21.”
Strategy
     Our primary objective is to provide our shareholders with above-average returns on their investment through income growth and asset appreciation.
     Principal components of our strategy include:

•	Continuously improving the efficiency, productivity and quality of our products and services and their respective delivery in order to grow revenues and operating margins in all of our geographic markets at a rate exceeding underlying market activity;

•	Through a commitment to innovation and invention, developing and commercializing new products and services capable of meeting evolving needs of our customers; and

•	Further extending our global infrastructure in scope and scale at a level consistent with meeting customer demand for our products and services in an efficient manner.
Markets
     We are a leading provider of equipment and services to the oil and natural gas exploration and production industry. Demand for our industry’s services and products depends upon the number of oil and natural gas wells being drilled, the depth and drilling conditions of wells, the number of well completions and the level of workover activity worldwide.
     During the mid-1980s, the drilling industry contracted sharply, correcting a condition of significant overcapacity that existed in the supply of oilfield service and equipment. For the past 20 years, global rig count has cycled up and down with factors such as world economic and political trends that influence supply and demand for energy, the price of oil and natural gas and the level of exploration and drilling for those commodities.
     The majority of worldwide drilling activity, as measured by rig counts, historically has been concentrated in North America. Over time, activity in North America has increasingly become driven by natural gas consumption on the continent, particularly in the U.S. The percentage of the U.S. rig count dedicated to natural gas drilling has increased from approximately 50% in the early 1990s to approximately 84% in late 2006. Canada has experienced a similar trend, with rigs drilling for natural gas increasing from less than 40% nine years ago to over 71% by the end of 2006. A primary reason for the increasing emphasis on natural gas drilling is that a growing percentage of North American gas wells tend to have above average production decline rates, so that significant numbers of new wells must be drilled over time to maintain ongoing natural gas production. Changes in the balance of natural gas supply and demand affect natural gas storage levels, commodity prices and the volatility of North American drilling activity. In 2006, the North American rig count reached a new recent high, averaging 2,118 rigs for the year, 15% above the previous high in 2005 and 160% above the lowest annual average of the past 15 years, 816, which occurred in 1992.
     Over the past decade, drilling and completion activity has grown faster in international markets than in North America. In 2006, approximately 70% of the worldwide drilling and completion expenditures occurred in markets outside North America (excluding Russia and China). Drilling activity outside North America tends to be less volatile. Most contracts span two to three years as a consequence of the significant investment and complexity surrounding international projects. Drilling decisions relating to these projects therefore tend to be evaluated and monitored with a longer-term perspective in regard to oil and natural gas pricing. In addition, the international market is dominated by major oil companies and national oil companies, which tend to have longer-term objectives than the typical independent producer in North America. In the past 15 years, the non-North American average annual rig count has cycled between a high of 915 rigs in 1991 and a low of 588 rigs in 1999. In 2006, the international rig count averaged 910 rigs. Since 1999, the international market has recovered slowly; however, we believe the geological future of the industry is in both international markets and deep water because of the maturity and declining quality of North American fields.
     In the late 1990s, we began a concerted program to expand our operations and shift more of our business internationally by using the strength of Weatherford Enterra’s international presence to introduce new and existing products and services into these markets. Today we operate in approximately 100 countries in the major oil and natural gas producing areas of North and South America, Europe, Africa, Russia, Commonwealth of Independent States, China, Southeast Asia and the Middle East. In 2006, our revenue split was 56% North America and 44% international. With the increasing importance of international hydrocarbon production, we continue to focus on growth in international markets.
     As a result of the maturity of the world’s oil and natural gas reservoirs, accelerating production decline rates and the focus on complex deepwater prospects, technology has become increasingly critical to the marketplace. Clients continue to seek, test and prove production-enabling technologies at an increasing rate. Technology is an important aspect of our products and services, as it helps us provide our clients with more efficient tools to find and produce oil and natural gas. We have invested a substantial amount of our time and resources in building our technology offerings. We believe our products and services are among the best in the industry and enable our clients to reduce their costs of drilling and production and/or increase production rates. Furthermore, these offerings afford us additional opportunities to sell our traditional core products and services to our clients.
Product Offerings
     Our product offerings include drilling and evaluation services, including directional drilling, measurement while drilling and logging while drilling, well installation services, fishing and intervention services, drilling equipment including land rigs, completion systems, production optimization and all forms of artificial lift. The following discussion provides an overview of our various product offerings.
Performance Drilling & Evaluation Services
     This business unit concentrates on directional drilling services, drilling-with-casing, Controlled Pressure Drilling® (CPD®) & well testing, wireline services and geoscience services.
     Drilling Services — These capabilities include directional drilling and drilling-with-casing (DwC™) and drilling-with-liner (DwL™) systems. Directional drilling involves the personnel, equipment and engineering required to control the direction of a wellbore. Directional drilling allows drilling of multiple wells from a single offshore platform or a land-based pad site. It also allows drilling of horizontal wells and penetration of multiple reservoir pay zones from a single wellbore. Directional drilling services are necessary for the industry’s increasing trends toward deviated wells, multilateral completions, re-entry and infill drilling. Through the acquisition of Precision Energy Services in 2005, we now supply a range of specialized, patented equipment for directional drilling, including:
•	Measurement while drilling (MWD) and logging while drilling (LWD). MWD and LWD measure, respectively, wellbore trajectory and formation properties, in real time, while the well is being drilled. We have three significant market differentiators in this sector: 1) the hostile environment logging (HEL™) MWD system, specifically designed for deepwater, deep-well and high temperature/high pressure environments; 2) the EMpulse™ electromagnetic MWD system, which provides drilling data in an environment where traditional signal transmissions potentially could not, such as underbalanced drilling; and 3) the PrecisionLWD™ system, which represents the latest generation measurement technology. This system allows some of the fastest logging speeds and possesses some of the highest temperature and pressure ratings in the world. In 2005, we logged the world’s deepest offshore well at over 34,000 feet and over 29,000 psi, demonstrating that this system can operate reliably in challenging environments.

•	Rotary steerable systems (RSS). These systems allow control of wellbore trajectory while drilling at the surface with continuous rotation of the drillstring. They are crucial for enabling long, step-out, directional wells and for reducing completion-running complications resulting from abrupt hole-angle changes caused by conventional drilling methods. A key differentiator for us is our Revolution® point-the-bit RSS, an automated downhole assembly that provides precise wellbore steering while maximizing rate of penetration and providing a high quality wellbore.

•	Directional drilling services. These services include surveying, design and operational support for directional and horizontal drilling; products include drilling motors and other associated equipment.
     The Precision acquisition added the Advantage Engineering facility, which supports our directional drilling capabilities. This state-of-the-art facility houses many of the industry’s most qualified engineers, scientists and technicians, all focused on developing technologies for the MWD/LWD and directional drilling markets, both land based and offshore. We also acquired a portfolio of patents and patent applications directed at key aspects of technology in LWD nuclear and resistivity measurements, electromagnetic telemetry and the Revolution RSS. We also now hold a worldwide, exclusive license to electromagnetic telemetry patents and patent applications for use in MWD services.
•	Drilling-with-casing and drilling-with-liner systems. These systems allow operators to simultaneously drill, case and evaluate oil and natural gas wells. Our DwC and DwL techniques eliminate downhole complexity, reducing expensive rig modifications and the number of trips downhole. Consequently, well construction is simplified, and productivity can be improved when drilling through the reservoir. Our offerings include DrillShoe™ systems, XpandaBit™, liner drilling systems, TorkHead™ top-drive casing reamer tools and centralizers. As of the end of 2006, we have run a total of more than 600 DwC and DwL jobs.
     Controlled Pressure Drilling & Well Testing — This business unit helps clients increase the profitability of their reservoirs’ assets at less lifecycle cost by enhancing drilling performance and reservoir recovery through a portfolio of products and services. Well testing uses specialized equipment and procedures to obtain essential information about oil and gas wells after the drilling process has been completed.
     Weatherford’s Controlled Pressure Drilling & Well Testing offerings are provided through three disciplines: 1) Managed Pressure Drilling, 2) Underbalanced Drilling and 3) Air Drilling.
•	Managed Pressure Drilling (MPD) — This discipline provides an advanced form of primary well control, using a closed, pressurized fluid system that more precisely controls the wellbore pressure profile than mud weight adjustments alone. The main objective of MPD is to optimize drilling processes by decreasing non-productive time and mitigating drilling hazards.

•	Underbalanced Drilling (UBD) — This discipline is used in development, exploration and mature field applications to minimize formation damage and maximize productivity. UBD is defined as drilling with bottomhole pressure that is maintained below reservoir pressure to intentionally invite fluid influx. This technique permits the reservoir to flow while drilling takes place, thereby protecting the formation from damage by the drilling fluids. Traditional drilling methods, on the other hand, use weighted drilling fluids that not only prevent the flow of hydrocarbons during drilling but permeate the formation, sometimes causing significant formation damage and limiting the production of hydrocarbons.

•	Air Drilling — This discipline applies reduced density fluid systems to drill sub-hydrostatically. Air drilling is used primarily in hard rock applications to reduce drilling costs by increasing the rate of penetration. We offer a variety of fluids in the forms of air drilling systems, mist drilling systems, and foam drilling systems, including our patented Trans-Foam® recyclable drilling fluid system and aerated fluid drilling systems.
     A full range of downhole equipment, such as high temperature motors, wireline steering tools, drillpipe, air rotary hammer drills, casing exit systems, downhole deployment valves and downhole data acquisition equipment, make our product offering unique. Another differentiator is our range of surface equipment, such as: specifically designed, self-contained mobile or skid-mounted compression and nitrogen membrane or passive exhaust gas generation systems; rotating control devices for controlling well pressure while circulating drilling media during drilling; skid-mounted separators for separating oil, natural gas, drilling media and cuttings; choke manifolds; and solids recovery systems.
     In our well testing business, typical information derived may include reservoir performance, reservoir pressure, formation permeability, formation porosity and formation fluid composition.
     A related application is our separation business, which supplies personnel and equipment on a wellsite to recover a mixture of solids, liquids and gases from oil and gas wells. These services are used during drilling, after stimulation or after re-completion to clean up wells. The operator requires that a well be properly cleaned before undertaking a well test to ensure that the true deliverability of the well is attained and that debris and spent stimulation chemicals do not ultimately flow to the process plant.
     Wireline Services — This business unit measures the physical properties of underground formations to help determine the location and potential deliverability of oil and gas from a reservoir. Wireline services are provided from surface logging units, which lower tools and sensors into the wellbore mainly on a single or multiple conductor wireline; however, other conveyance methods are also available. In fact, Weatherford offers the most comprehensive suite of logging tool conveyance options in the industry. This unmatched flexibility of options provides opportunities for substantial savings in rig costs and significant risk reduction during the formation evaluation process. The provision of wireline services is divided into three categories: open hole, cased hole and slickline services.
•	Open Hole Logging — This service helps locate oil and gas by measuring certain characteristics of geological formations and providing permanent records called “logs.” Open hole logging can be performed at different intervals during the well drilling process or immediately after a well is drilled. The logging data provides a valuable benchmark to which future well management decisions may be referenced. The open hole sensors and tools are used to determine well lithology and the presence of hydrocarbons. Formation characteristics such as resistivity, density and porosity are measured using electrical, nuclear, acoustic, magnetic and mechanical technologies.
The log data is then used to characterize the reservoir and describe it in terms of porosity, permeability, oil, gas or water content and an estimation of productivity. This information can be further refined at a later time in one of our log interpretation centers. Wireline services can relay this information from the wellsite on a real-time basis via a secure satellite transmission network and secure Internet connection to the client’s office for faster evaluation and decision making.
Most of our open hole tools and sensors are proprietary. Our unique offering is a reliable, cost-effective system known as the Compact™ suite of tools. The system’s design, which is smaller, slimmer and easier to handle, enables acquisition of high quality logging data more efficiently and in a broader range of well conditions than possible with the current offerings of our competitors. As a result, the focus of open hole research and engineering has been on developing new and/or improved downhole sensors for the Compact and standard logging suites. Compact tools can be conveyed on wireline or using an array of conveyance alternatives, such as the well shuttle, tractors or coiled tubing.
•	Cased Hole Logging — This service is performed at various times throughout the life of the well and includes perforating, completion logging, production logging and casing integrity services. After the wellbore is cased and cemented, we can provide a number of services. Perforating creates the flow path between the reservoir and the wellbore. Production logging can be performed throughout the life of the well to measure temperature, fluid type, flow rate, pressure and other reservoir characteristics. This service helps the operator analyze and monitor well performance and determine when a well may need a workover or further stimulation.
In addition, cased hole services may involve wellbore remediation, which could include the positioning and installation of various plugs and packers to maintain production or repair well problems, and casing inspection for internal or external abnormalities in the casing string. Some of our cased hole tools are proprietary.
•	Slickline — This service uses a solid steel or braided nonconductor line, in place of a single or multiple conductor braided line used in electric logging, to run downhole memory tools, manipulate downhole production devices and provide fishing services primarily in producing wells.
     Through the acquisition of Precision Energy Services, we now have a total of more than 540 wireline units that can be deployed from our service centers in Canada, the U.S. and other locations around the world.
     GeoScience Services — This business unit, consisting of geologists, geophysicists, and drilling, completion, production and reservoir engineers, serves as the interdisciplinary bridge across our diverse product lines to support client efforts to maximize their oil and gas assets for the life of the well—from well planning through drilling, evaluation, completion, production, intervention and, finally, abandonment.
     Major computing centers in Calgary and Houston, along with branches in Europe, the Middle East and South America, use the latest technology to deliver data to our clients—from real-time (LWD) “geosteering” for critical well placement decisions to ongoing reservoir monitoring with permanent “intelligent completion” sensors. We provide advanced reservoir solutions by incorporating open hole, cased hole and production data.
     One of our businesses, Hycal Energy Research Laboratories, Ltd., specializes in advanced core and fluid analysis, formation damage and phase behavior to optimize production. Another business, our proprietary SURESM process, is a systematic evaluation for determining whether candidate wells are suited for special controlled pressure drilling and testing and multilateral drilling techniques to reduce formation damage and improve deliverability before the prospect is drilled.
     The recent addition of OMNI Labs adds several important components to our multi-disciplined geoscience and engineering capability, including one of the industry’s most experienced teams of geologists, engineers and technicians. OMNI is known for pioneering wellsite stabilization procedures for unconsolidated cores and continues to set the standard for analysis and evaluation of unconsolidated reservoirs. OMNI also has been the leader in developing secured client Web access to core data for faster delivery of analysis results and intermediate and final reports.
Well Construction & Intervention Services
     This business unit focuses on our more traditional mechanical capabilities and spans tubular running services, cementation tools, liner systems, solid tubular expandable technologies, drilling tools, intervention services and decommisioning.

     Tubular Running Services — These services consist of a wide variety of tubular connection and installation services for the drilling, completion and workover of an oil or natural gas well. We are a significant market leader in tubular running services worldwide. Offering an integrated package of total tubular services management, we provide tubular handling, preparation, inspection and wellsite installation services from a single source. As the leader in rig mechanization technology used for the installation of tubing, casing and production risers, we offer a suite of products and services for improving rig floor operations by reducing personnel exposure, increasing operational efficiency and improving safety. We offer computerized torque monitoring and testing services to ensure the integrity of tubular connection makeup. We also specialize in critical-service installations where operating conditions, such as downhole conditions and/or metallurgical characteristics, call for specific handling technology. Finally, our tubular running services integrate with other product/service lines, such as high-grade completion equipment installation services and cementation engineering services.
     Cementation Tools — Cementing operations comprise one of the most important and expensive phases of well completion. According to Spears & Associates, we are the world’s leading producer of specialized equipment that allows operators to centralize the casing throughout the wellbore and control the displacement of cement and other fluids. Our cementing engineers also analyze complex wells and provide detailed recommendations to help optimize cementing results. Our cementing product line includes the following:
•	Centralizer placement software — Software for calculating centralizer spacing and type for optimal standoff;

•	Centralizers — A comprehensive range of products for varying applications and well conditions;

•	LoDRAG™ and LoTORQ™ centralizers — Mechanical friction-reduction systems for extended-reach drilling and underpressured conditions, where differential sticking risk is high;

•	Flow enhancement tools — Tools that improve cement placement;

•	Float equipment — Drillable shoes and collars with float valves that provide higher flow rates; and

•	Other equipment — Cement baskets, guide shoes, retainers, bridge plugs, multiple stage tools and cementing plugs.
     Liner Systems — Liner hangers allow suspension of strings of casing within a wellbore without the need to extend the casing to the surface. Most directional wells include one or more liners to optimize casing programs. We offer both drilling and production liner hangers. Drilling liners are used to isolate areas within the well during drilling operations. Production liners are used in the producing area of the well to support the wellbore and to isolate various sections of the well. In the Gulf of Mexico alone, Weatherford runs 500 to 600 liner jobs a year, of which approximately 150 are deepwater. Our inflatable packer product line services liner systems and includes annulus casing packers, inflatable production packers and inflatable straddle packer assemblies. We also offer specialized high-pressure, high-temperature, high-performance inflatable thru-tubing and completion packers.
     Solid Tubular Expandable Technologies — Proprietary expandable tools are being developed for downhole solid tubular applications in well remediation, well completion and well construction. Our solid tubular expandable products include the MetalSkin® line, used for well cladding to shut off zones, retro-fit corroded sections of casing and strengthen existing casing. Solid expandable systems use fixed-cone expansion technology. We have commercialized and completed successful jobs in 2006 for well construction purposes, using MetalSkin open-hole clad systems for controlling unwanted fluid loss or influx and slim-bore drilling liners. Slim-bore and, ultimately, monobore liner systems are designed to allow significant cost reductions by reducing consumables for drilling and completion of wells, allowing use of smaller rigs and reducing cuttings removal needs. The benefits are derived because of the potential of expandable technologies to significantly reduce or eliminate the reverse-telescoping architecture inherent in traditional well construction.
     Drilling Tools — We design and manufacture patented tools, including our drilling jars, rotating control devices and other pressure-control equipment. We also offer a broad selection of in-house or third-party manufactured equipment for the drilling, completion and workover of oil and natural gas wells. We offer these proprietary and nonproprietary drilling tools to our clients—primarily operators and drilling contractors—on a rental basis, allowing the clients to use unique equipment without the cost of holding that equipment in inventory.
     The rental of our proprietary and nonproprietary tools permits more efficient use of the equipment and allows us to receive value-added returns on the equipment. The breadth of our operations and locations allows us to manage and re-deploy our equipment to locations where it is most needed. Our drilling tools include the following:
•	Drillpipe and related drillstem tools, drill collars, heavyweight pipe and drilling jars;

•	Fishing and downhole tools such as milling tools, casing cutters, fishing jars, spears and overshots, stabilizers, power swivels and bottomhole assemblies;

•	Pressure-control equipment such as blowout preventers, high-pressure valves, accumulators, adapters and choke-and-kill manifolds; and

•	Tubular handling equipment such as elevators, spiders, slips, tongs and kelly spinners.
     Intervention Services — Our intervention services help clients repair wells that have mechanical problems or that need work to prolong production of oil and natural gas reserves. Our intervention products and services span the spectrum of fishing services, re-entry services, and thru-tubing products and services.
     Fishing Services — Fishing services are provided through teams of experienced fishing tool supervisors and a comprehensive line of fishing and milling tools, including several proprietary technologies. Our teams provide conventional fishing services, such as removing wellbore obstructions, including stuck or dropped equipment, tools, drillstring components and other debris, that have been left behind unintentionally during the drilling, completion or workover of new and old wells. Specialty fishing tools required in these activities include fishing jars, milling tools, casing cutters, overshots and spears. Our Fishing Services business unit also provides well patches and extensive plug-and-abandonment products. Proprietary technologies include our PowerStroke™ milling system. The PowerStroke system helps operators remediate wells using existing wellbore infrastructure, a benefit that can reduce customer cost by up to 70% compared to the cost of drilling a new well.
     Re-entry Services — Our re-entry services include casing exit services and advanced multilateral systems. Conventional and advanced casing exit systems allow sidetrack and lateral drilling solutions for clients who either cannot proceed down the original well track or want to drill lateral wells from the main or parent wellbore. An example is Weatherford’s QuickCut™ single-trip casing exit system, which mills windows in half the conventional time and reduces drilling time in difficult-to-drill formations. As of December 2006, we had run more than 1,700 QuickCut systems around the world. In addition, advanced multilateral systems, including selective re-entry systems (SRS), StarBurst™ and MillThru™ Level 4 patented technology and advanced multilateral junction solutions, allow numerous sidetracks from parent wellbores.
     Thru-tubing Services — Thru-tubing services are used in well re-entry activity to allow operators to perform complex drilling, completion and cementing activities from existing wellbores without removing existing production systems. We provide a full range of thru-tubing services and products, including drilling motors, casing exits, fishing and milling, zonal isolation packers and other well remediation services.
     Decommissioning — Decommissioning is the process of safely sealing and abandoning wellbores. In 2006, we completed the world’s first hydromechanical (non-explosive) wellhead removal program in the North Sea. Using this non-explosive technique resulted in significant reductions in health, safety and environmental risks compared to traditional decommissioning techniques.
Integrated Drilling Services
     In 2006, our land drilling business was owned and operated under the name Precision Drilling International. This business consists of a total of 42 rigs; of these, 21 are heavy-duty land rigs and 21 are light-and-medium drilling rigs. The majority of our rigs are located in the Eastern Hemisphere. We have the ability to offer project management services to our customers, whereby we would provide a number of products and services needed to drill and complete a well, including the rig.
Completion Systems
     We offer our clients a comprehensive line of completion products as well as engineered and integrated completion systems for oil and natural gas fields. These products and services include the following:
     Cased Hole Completion Systems — These systems are incorporated into the tubing string used to transport hydrocarbons from the reservoir to the surface. We offer a wide range of devices for enhancing the safety and functionality of the production string, including permanent and retrievable packer systems, subsurface safety systems, flow controls and tool string, specialized downhole isolation valves and associated servicing equipment. During the past 10 years, we have evolved our portfolio from one of basic cased-hole commodity products to one that focuses more heavily on premium offerings for deepwater and high-pressure/high-temperature environments.
     Sand Screens — Sand production often results in premature failure of artificial-lift and other downhole and surface equipment and can obstruct the flow of oil and natural gas. Conventional sand screen products are used in the fluid-solid separation processes and have a variety of product applications. Our primary application of well screens is for the control of sand in unconsolidated formations. We offer premium, pre-pack and wire-wrap sand screens. We also offer a FloReg™ line of inflow control devices that balance horizontal wellbore production, ultimately maximizing reservoir drainage.
     We also operate the water well and industrial screen business of Johnson Screens, acquired in 2001. Served markets include water well, petrochemical, wastewater treatment and surface water intake, mining and general industrial applications.
     Expandable Sand Screens (ESS) — Our ESS® systems are proprietary step-change sand-control devices that reduce cost and improve production. An ESS system consists of three layers, including slotted base pipe, filtration screens and an outer protective shroud. The system can be expanded using a fixed cone and/or compliantly using our proprietary axial and rotary expansion system. This system aids productivity because it stabilizes the wellbore, prevents sand migration and has a larger inner diameter.
     ESS technology can replace complex gravel-packing techniques in many sand-control situations. In 2006, we commercialized our ERC™ expandable reservoir completion system, which encompasses the ESS system and the EZI™ expandable zonal isolation system, a product evolved from our MetalSkin solid expandable technology, to apply expandable reservoir completions to multizone factors, combining open-hole productivity with cased-hole functionality. At the end of 2006, we had installed 450 expandable completions, which equates to more than 270,000 installed feet.
     Industrial Pumps — In today’s industrial markets there exists an endless variety of applications and special product needs. With a proven history of providing cost-effective pumping solutions for optimal performance and operating efficiencies, we are uniquely positioned to address and enhance specific service and product requirements in a number of industrial applications. Our technical expertise, experience and capabilities plus proven products support our ability to provide clients with pumps designed for a wide variety of conditions and applications. Weatherford’s comprehensive line of industrial products includes specialty and multiplex pumps, progressing cavity pumps and horizontal surface pumping units, each offering an array of capabilities that cover pumping applications across the major industries.
Artificial Lift Systems
     Artificial lift systems are installed in oil wells and, to a lesser extent, natural gas wells that do not have sufficient reservoir pressure to raise the produced hydrocarbon to the surface. These systems supplement the natural reservoir pressures to produce oil or natural gas from the well. There are six principal types of artificial lift technologies used in the industry. We are the leading producer of artificial lift systems and the only company in the world able to provide all forms of lift, including progressing cavity pumps, reciprocating rod systems, gas lift systems, electrical submersible pumps, hydraulic lift systems, plunger lift systems and hybrid lift systems. We are always looking to develop new and innovative lift systems.
     Progressing Cavity Pumps — A progressing cavity pump (PCP) is a downhole pump driven by an above-ground electric motor system connected to it by a coupled rod or continuous rod string. These pumps are among the most operationally efficient and are designed to work in wells of depths up to 6,000 feet with production between 10 and 4,500 barrels of oil per day. We are also developing PCP solutions for higher temperatures and special applications. PCPs have had particular success in heavy-oil-producing basins around the world.
     Reciprocating Rod Lift Systems — A reciprocating rod lift system is an artificial lift pumping system that uses an above-ground mechanical unit connected to a sucker rod and a downhole pump. It uses an up-and-down suction process to lift the oil from the reservoir. Reciprocating rod lift is used primarily for the production of oil from wells of depths up to 14,000 feet and production rates from 20 to 8,000 barrels per day. Reciprocating rod-lift systems are generally more expensive to install than other systems but less costly to operate. We offer a complete package of products for rod-lift applications ranging from traditional pump jacks to the state-of-the-art Rotaflex® long-stroke pumping unit, as well as all downhole components, including the COROD® continuous rod, traditional sucker rods and tubing anchors.
     Gas Lift Systems — Gas lift is a form of artificial lift that uses natural gas to lift oil in a producing reservoir to the surface. The process of gas lift involves the injection of natural gas into the well through an above-ground injection system and a series of downhole mandrels and gas lift valves in the production tubing string. The gas injected into the system is either produced from and re-injected into the well, or is injected from gas produced from nearby wells. The injected gas acts as the lifting agent for the oil. Gas lift systems are used primarily for offshore wells (including deepwater and ultra-deepwater) and for wells that have a high component of gas in the produced fluid or have a gas supply near the well. Gas lift systems are designed to operate at depths up to 15,000 feet with volumes up to 20,000 barrels of oil per day.
     Electric Submersible Pumps — An electric submersible pump (ESP) is an electrically powered downhole pumping system that is typically landed near the perforations of the producing reservoir. To lift fluid to the surface, the system converts electrical power to centrifugal motion via the rotating motor and pump shafts. Electrical power is transmitted downhole through a power cable that runs the length of the production tubing. Power is provided by a surface supply system and controlled by either surface electrical switchgear or a variable frequency drive. ESPs are designed to operate at depths of up to 13,500 feet with produced fluid volumes ranging from 100 to 60,000 barrels per day. Before 1999, we did not provide ESPs to the oil industry. In 2002, we began manufacturing and distributing our own proprietary line of ESP systems.
     Hydraulic Lift Systems — A hydraulic lift oil pumping system uses an above-ground surface power unit to operate a downhole hydraulic pump (jet or piston) to lift oil from the reservoir. These systems are designed for wells of depths up to 20,000 feet and volumes up to 15,000 barrels per day. Hydraulic pumps are well suited for wells with high volumes and low solids.
     Plunger Lift Systems — Plunger lift is the only artificial lift method that requires no assistance from outside energy sources. The typical system consists of a plunger (or piston), top and bottom bumper springs, a lubricator and a surface controller. The plunger cycles between the top and bottom bumper springs. As it travels to the surface, it creates a solid interface between the lifted gas below and produced fluid above to maximize lift energy. The travel cycle is controlled by a surface controller. Plunger lift is a low-cost, easily maintained method of lift. It is particularly useful for dewatering gas wells and increasing production from wells with emulsion problems. Plunger lift also keeps wells free of paraffin and other tubing deposits and can be used to produce a well to depletion.
     Hybrid Lift Systems — We offer a variety of hybrid artificial lift systems which are engineered for special applications and may incorporate two or more of the artificial lift methods described above. As the leading supplier of lift systems, we are continuously looking for and developing new and innovative means of lifting conventional and unconventional hydrocarbons.
     Wellhead Systems — We offer a line of conventional wellhead equipment and valves manufactured to the latest API industry specifications and client requirements, including conventional surface wellheads through 20,000 psi; gate valves from 2,000 to 20,000 psi; complete wellhead systems (drill-through, multi-bowl, unitized and mud-line); and all the accessories and aftermarket services to go with them.
Stimulation and Chemicals
     We offer our clients advanced chemical technology and services for safer and more effective production enhancement. These products and services include the following:
     Production Chemical Systems — Our Engineered Chemistry® business combines proprietary chemical solutions with internally developed oilfield equipment technologies. Our high-performance chemistry solutions include: customized chemical solutions for production, refining, completion, water treatment and other industrial processes; a total service package (product selection, application and optimization); and precise formulations and multi-functional chemical formulations that include the only formulas certified for capillary injection.
     Capillary Injection Technology and Services — We formed our capillary technology group by combining our in-depth artificial-lift experience with our oilfield production chemical expertise to provide safer and more effective production enhancement. Capillary technology maximizes well production while protecting tubular goods. With systems easily installed in live wells in just three to four hours, reservoir production is not interrupted. Our specialists are trained in all aspects of injection services and chemical handling to provide each worksite with expedient service in the safest environment possible.
     Fracturing Technologies — Hydraulic reservoir fracturing (“fracturing”) is a stimulation method routinely performed on oil and natural gas wells in low-permeability reservoirs to increase productivity and oil and gas recovery. Current operations are located in most major fracturing markets within the U.S. Our three differentiators are: 1) cutting-edge equipment standardized to control inventory, maintenance and training costs; 2) robust chemical product portfolio with a focused research and development approach; and 3) a premier workforce with a shared focus on providing the most efficient and effective operations.

     In 2006, we also added the FracMap™ reservoir management and characterization tool for helping to determine whether a stimulation is staying in the productive zone. Our capabilities use multiple technologies to produce real-time, three-dimensional videos of fractures as they occur.
Production Optimization
     Production optimization is the process of increasing production, reducing production costs, or both, of oil and natural gas fields. The ultimate goal is to assist operators in making better decisions that maximize profits through improved well productivity management. One of the major benefits of production optimization is that more production can be achieved through the existing infrastructure, deferring capital spending on the de-bottlenecking processes.
     We were one of the first companies to provide complete artificial-lift well optimization services and products. We now offer proprietary software that works with artificial-lift and intelligent completion systems to remotely monitor and control wells, as well as optimize field production, from a central location. Our systems are used in more than 40,000 wells worldwide.
     Well Optimization — By providing intelligence at the wellsite and intelligence at the desktop, we provide the operator with a unique solution for optimizing each well individually. For wellsite intelligence, we offer specific controllers for each type of artificial lift. These controllers contain computers with specific logic to control the well during changes in the reservoir, artificial-lift equipment or well components. The operational changes are based on the parameters set by the well operator, either at the wellsite or at a desktop computer. The desktop software provides advanced analytical tools that allow the operator to make changes by controlling the well directly or by changing the parameters that the controller is using to operate the well.
     Flow Metering — Weatherford’s Production Optimization group develops metering and software solutions to supply real-time production information to the operator, allowing accurate production measurements as a part of asset optimization. The family of new products includes the revolutionary Red Eye® 2G watercut meter, which delivers superior accuracy across the full range (1% to 99%) of water cuts. The Red Eye® multiphase metering systems (REMMS) are well-testing skids that allow the operator to perform well tests on demand without the errors and long purge times of traditional three-phase test separators. In 2006, Weatherford began offering electronic flow measurement (EFM) solutions to accurately measure flowing wells. The EFM devices are used mainly for natural gas and coalbed methane wells.
     Reservoir Optimization — Our intelligent completion technology (ICT) uses optical sensing to allow operators to remotely monitor the downhole pressure, temperature, flow rate, phase fraction and seismic activity of each well and the surrounding reservoir. This advanced monitoring capability allows the operator to monitor the reaction of the reservoir to the production of the well. Combining this monitoring with multiple-zone downhole flow control allows field pressure management and shutoff of unwanted flows of water or gas.
     Optical Sensing — In 2006, the use of optical sensing technology continued to expand in the market. Downhole optical flowmeter and seismic technologies were deployed on a more widespread basis. Overall, installations increased by 60%, and the number of optical pressure/temperature (P/T) gauges installed was up 76% from 2005. Cumulative optical sensing system operation has now exceeded 1.8 million hours, with almost 1.5 million feet of optical cable installed. This represents about 4.5 million feet of fiber deployed in oil and gas wells. It also represents more than 300 optical sensors, including P/T gauges, distributed temperature sensors, flowmeters and seismic stations.
     Life of Well Information Software (LOWIS) — We provide tools for optimizing workflow. These software tools assist the operator in tracking the operations needed for optimal field management. Tasks such as chemical injection, well workovers and injection allocation can easily generate unnecessary expenses by inefficient prioritization of tasks, poor recordkeeping and lack of analysis of the effectiveness of the total field operations. The combination of our experienced consultants and advanced software tools help the operator optimize operations for entire fields.
Pipeline and Specialty Services
     We provide a range of services used throughout the life cycle of pipelines and process facilities, onshore and offshore. Our pipeline group can meet all the requirements of the pipeline, process, industrial and energy markets worldwide. We also can provide any service (or package of services) carried out on permanently installed client equipment that involves inspecting, cleaning, drying, testing, improving production, running or establishing integrity from the wellhead out. We maintain the largest global fleet of onsite generated membrane nitrogen equipment, which provides the safe production of a continuous supply of nitrogen at a lower cost with no cryogenic hazards.
Competition
     We provide our products and services worldwide, and compete in a variety of distinct segments with a number of competitors. Our principal competitors include Baker Hughes, Halliburton, Schlumberger, Smith International and BJ Services. We also compete with various other regional suppliers that provide a limited range of equipment and services tailored for local markets. Competition is based on a number of factors, including performance, safety, quality, reliability, service, price, response time and, in some cases, breadth of products. We believe we are the industry leader in a number of our product offerings, including Controlled Pressure Drilling (CPD), completion equipment, progressing cavity pumps, reciprocating rod-lift pump systems and hydraulic-lift systems and are the only fully integrated provider of all lift systems. We currently do not have a high share of our global market in our directional drilling and wireline offerings. We do, however, have strong shares in the markets where the technology of these product lines was originally developed, and we believe our global market shares for these product lines will increase as we introduce them into new geographic markets.

Properties
     Our operations are conducted in approximately 100 countries. We currently have 90 manufacturing facilities and approximately 730 sales, service and distribution locations throughout the world. The following table describes the material facilities we owned or leased as of December 31, 2006:

	Facility	Property
	Size	Size		Principal Services and Products
Location	(Sq. Ft.)	(Acres)	Tenure	Offered or Manufactured
North America:
Pearland, Texas	261,927	60.64	Owned	Fishing, drilling equipment
New Brighton, Minnesota	211,600	25.75	Owned	Water well and industrial screens
Nisku, Alberta, Canada	206,400	15.40	Owned	Reciprocating rod lift
Houma, Louisiana	175,000	13.00	Owned	Cementing products
Houston, Texas	173,000	18.19	Owned	Research and development
Nisku, Alberta, Canada	149,193	27.79	Owned	Drilling equipment, fishing, wireline, controlled pressure drilling and testing services
Houston, Texas	130,000	14.00	Owned	Sand screens
Woodward, Oklahoma	118,000	49.58	Leased	Reciprocating rod and hydraulic lift
Houston, Texas	115,649	2.65	Owned	Cased hole and flow control
Huntsville, Texas	112,648	20.00	Owned	Liner hangers
Edmonton, Alberta, Canada	108,797	11.34	Owned	Reciprocating rod lift, progressing cavity pumps
Greenville, Texas	108,300	26.43	Owned	Reciprocating rod lift, electric submersible pumps
Broussard, Louisiana	101,434	9.01	Owned	Tubular running
Benbrook, Texas	95,000	3.89	Owned	Product development
Colorado Springs, Colorado	94,000	60.62	Owned	Reciprocating rod lift, electrical submersible pumps
Leetsdale, Pennsylvania	92,559	4.00	Leased	Drilling fluids, completion chemicals
Kingwood, Texas	85,250	10.47	Leased	Well optimization equipment
Houston, Texas	84,439	—	Leased	Operations center
Ventura, California	81,355	4.53	Leased	Power tong equipment, well service work-over equipment
Scott, Louisiana	79,713	15.59	Owned	Tools for flow control, cased hole, safety valves
Longview, Texas	79,086	17.63	Owned	Reciprocating rod lift
Corpus Christi, Texas	78,262	8.20	Owned	Fishing, drilling equipment, rotating control heads
Lloydminster, Alberta, Canada	77,700	6.81	Owned	Progressing cavity pumps
Beeville, Texas	72,300	10.00	Owned	PVC extrusion
New Iberia, Louisiana	69,804	18.80	Owned	Liner hangers
Edmonton, Alberta, Canada	69,336	2.80	Leased	Wireline services

Latin America:
Neuquen, Argentina	107,639	3.70	Leased	Well installation services, downhole and controlled pressure drilling and testing services, fishing, cementing, drilling equipment
Sao Leopoldo, Brazil	103,490	9.46	Owned	Progressing cavity pumps
Caxias do Sul, Brazil	88,899	17.26	Owned	Packers, liner hangers
El Yopal, Colombia	85,078	2.61	Owned	Cementing, drilling equipment, fishing, tubulars
Rio Tercero, Argentina	77,611	7.11	Owned	Reciprocating rod and gas lift
Macaé, Brazil	66,908	11.68	Owned	Well installation, downhole and controlled pressure drilling and testing services and cementing, completion and artificial lift products

	Facility	Property
	Size	Size		Principal Services and Products
Location	(Sq. Ft.)	(Acres)	Tenure	Offered or Manufactured
Europe/West Africa/CIS:
Dubnica nad Vahom, Slovakia	163,396	5.75	Owned	Electric submersible pumping
Aberdeen, Scotland	148,379	8.67	Leased	Expandable slotted tubulars
Forus, Norway	113,182	4.66	Leased	Downhole services, well installation services, drilling equipment, thru tubing, cementing, fishing, re-entry, well intervention, completion systems
Availles-en-Chatellerault, France	79,793	11.58	Leased	Screen fabrication
Langenhagen, Germany	71,834	3.41	Leased	Power and mechanized equipment, control systems, cementing products, completion systems, research and development

Middle East/North Africa/Asia:
Hassi Messaoud, Algeria	200,229	19.99	Owned	Fishing, liner hangers, controlled pressure drilling and testing services
Awjila, Libya	150,910	27.67	Leased	Warehouse and service
Perth, Australia	120,878	2.77	Leased	Well installation services, fishing, drilling equipment, completion systems
Brisbane, Australia	98,658	4.04	Leased	Water well and industrial screens
Hadhramout, Yemen	80,000	8.20	Leased	Liner hangers, downhole services, controlled pressure drilling and testing services
Darwin, Australia	71,688	1.65	Leased	Well installation services, fishing, drilling equipment, completion systems
Newcastle, Australia	67,576	4.35	Owned	Mining and urethane screens

Corporate:
Houston, Texas	254,438	—	Leased	Corporate offices
Other Business Data
     Raw Materials
     We purchase a wide variety of raw materials as well as parts and components made by other manufacturers and suppliers for use in our manufacturing. Many of the products sold by us are manufactured by other parties. We are not dependent on any single source of supply for any of our raw materials or purchased components.
     Customers and Backlog
     Our principal customers consist of major and independent oil and natural gas producing companies. During 2006, 2005 and 2004, none of our customers individually accounted for more than 10% of consolidated revenues.
     Our backlog consists of customer orders for which a purchase order has been received, satisfactory credit arrangements exist and delivery is scheduled. The respective sales backlog was approximately $349 million as of December 31, 2006 and approximately $294 million for the comparable period in the prior year. All backlog is expected to be shipped during 2007.
     Research and Development and Patents
     We maintain world-class technology and training centers throughout the world. Our 29 research, development and engineering facilities are focused on improving existing products and services and developing new technologies to meet customer demands for improved drilling performance and enhanced reservoir productivity. Our expenditures for research and development totaled $149.4 million in 2006, $107.4 million in 2005 and $83.6 million in 2004.
     As many areas of our business rely on patents and proprietary technology, we have followed a policy of seeking patent protection both inside and outside the U.S. for products and methods that appear to have commercial significance. In the U.S., we currently have 965 patents issued and over 450 pending. We have 1,485 patents issued in international jurisdictions and over 1,590 pending. We amortize patents over the years expected to be benefited, ranging from 3 to 20 years.
     Many of our patents provide us with competitive advantages in our markets. Important patented products and technologies include:
(1)	LWD and MWD systems, such as our “MFR” multi-frequency resistivity logging tool, our density- neutron combination logging tool, and our electro-magnetic telemetry tool;

(2)	our controlled pressure drilling and testing drilling products and services, including our “Virtual Riser” offshore pressure control system, Williams high pressure rotating heads, internal riser rotating control heads for deepwater drilling, and our Clearwater chemicals and foam technology;

(3)	new generation wireline magnetic casing inspection tool and wireline oil-based borehole imager;

(4)	our expandable slotted and solid tubular products, such as our “ESS” expandable sand screens, many of such products are sold pursuant to a license from Shell;

(5)	tubular running systems, including our “PowerScope” tong positioning system and our “StabMaster” tubular positioning system;

(6)	casing exit systems, including our “QuickCut” casing window milling system;

(7)	drilling with casing equipment and services including the “DrillShoe” and “ReamerShoe” casing shoes, and our new suite of drilling hazard mitigation services;

(8)	sensing systems for intelligent completion systems, such as our fiber optic flow meter, our “Clarion” fiber optic seismic sensing system, and our “Red Eye” water/oil ratio meter; and

(9)	wellbore completion products, such as our “Optimax” subsurface safety valve and “FracGuard” composite bridge plug.
     Although in the aggregate our patents are of considerable importance to the manufacturing and marketing of many of our products, we do not believe that the loss of any one of our patents would have a material adverse effect on our business.
     Seasonality
     Weather and natural phenomena can temporarily affect level of demand for our products and services. Spring months in Canada and winter months in the North Sea tend to negatively affect operations. In the summer of 2005, the Gulf of Mexico suffered an unusually high number of hurricanes with unusual intensity that adversely impacted our operations. The widespread geographical locations of our operations serve to mitigate the impact of the seasonal nature of our business.
     Insurance
     We currently carry a variety of insurance for our operations. We are partially self-insured for certain claims in amounts we believe to be customary and reasonable.
     Although we believe we currently maintain insurance coverage adequate for the risks involved, there is always a risk our insurance may not be sufficient to cover any particular loss or that our insurance may not cover all losses. For example, while we maintain product liability insurance, this type of insurance is limited in coverage and it is possible an adverse claim could arise in excess of our coverage. Finally, insurance rates have in the past been subject to wide fluctuation. Changes in coverage, insurance markets and our industry may result in further increases in our cost and higher deductibles and retentions.
     Federal Regulation and Environmental Matters
     Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current businesses or a business or property that one of our predecessors owned or used could arise that could have a material adverse effect.
     In October 2002, we were notified by a third party that we may be a potentially responsible party to the Force Road Oil and Vacuum Truck Company Superfund site in Brazoria County, Texas. This matter is in the preliminary stages, and based on the information provided, if we are named as a party by the Texas Commission on Environmental Quality (“TCEQ”), it appears we will be a de minimus party. In January 2003, a subsidiary of Precision Energy Services was notified by the U. S. Environmental Protection Agency (“EPA”) that they were a potentially responsible party to the Gulf Nuclear Superfund Sites in Odessa, Tavenor and Webster, Texas. Based

upon the information provided, it appears they will be classified as a de minimus party. In August 2004, we were notified by the U. S. Environmental Protection Agency (“EPA”) that we were a potentially responsible party to the Malone Services Co. Superfund Site in Texas City, Texas. We were classified as a de minimus party and paid a settlement payment of approximately $28,000. We are currently awaiting the EPA’s acceptance of our settlement payment.
     Our 2006 expenditures to comply with environmental laws and regulations were not material, and we currently expect the cost of compliance with environmental laws and regulations for 2007 also will not be material.
     Employees
     We currently employ approximately 33,000 employees. Certain of our operations are subject to union contracts. These contracts, however, cover less than one percent of our employees. We believe that our relationship with our employees is generally satisfactory.
Forward-Looking Statements
     This report, as well as other filings made by us with the Securities and Exchange Commission (“SEC”), and our releases issued to the public contain various statements relating to future results, including certain projections and business trends. We believe these statements constitute “Forward-Looking Statements” as defined in the Private Securities Litigation Reform Act of 1995.
     From time to time, we update the various factors we consider in making our forward-looking statements and the assumptions we use in those statements. However, we undertake no obligation to publicly update or revise any forward-looking events or circumstances that may arise after the date of this report. The following sets forth the various assumptions we use in our forward-looking statements, as well as risks and uncertainties relating to those statements. Certain of the risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this report and in our other disclosures. These risks and uncertainties include, but are not limited to, the following:
•	A downturn in market conditions could affect projected results. Any material changes in oil and natural gas supply and demand, oil and natural gas prices, rig count or other market trends would affect our results and would likely affect the forward-looking information we provide. The oil and natural gas industry is extremely volatile and subject to change based on political and economic factors outside our control. During 2004, 2005 and 2006, worldwide drilling activity increased; however, if an extended regional and/or worldwide recession were to occur, it would result in lower demand and lower prices for oil and natural gas, which would adversely affect drilling and production activity and therefore would affect our revenues and income. We have assumed increases in worldwide demand will continue throughout 2007.

•	Availability of a skilled workforce could affect our projected results. Due to the high activity in the exploration and production and oilfield service industries there is an increasing shortage of available skilled labor. Our forward-looking statements assume we will be able to recruit and maintain a sufficient skilled workforce for activity levels.

•	Increases in the prices and availability of our raw materials could affect our results of operations. We use large amounts of raw materials for manufacturing our products. The price of these raw materials has a significant impact on our cost of producing products for sale or producing fixed assets used in our business. We have assumed that the prices of our raw materials will remain within a manageable range and will be readily available. If we are unable to attain necessary raw materials or if we are unable to minimize the impact of increased raw materials costs through our supply chain initiatives or by passing through these increases to our customers, our margins and results of operations could be adversely affected.

•	Our long-term growth depends upon technological innovation and commercialization. Our ability to deliver our long-term growth strategy depends in part on the commercialization of new technology. A central aspect of our growth strategy is to innovate our products and services, to obtain technologically advanced products through internal research and development and/or acquisitions, to protect proprietary technology from unauthorized use and to expand the markets for new technology through leverage of our worldwide infrastructure. The key to our success will be our ability to commercialize the technology that we have acquired and demonstrate the enhanced value our technology brings to our customers’ operations. Our major technological advances include, but are not limited to, those related to controlled pressure drilling and testing systems, expandable solid tubulars, expandable sand screens and intelligent well completion. Our forward-looking statements have assumed successful commercialization of, and above-average growth from, these new products and services.

•	Nonrealization of expected benefits from our 2002 corporate reincorporation could affect our projected results. We are incorporated in Bermuda and we operate through our various subsidiaries in numerous countries throughout the world including the United States. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S., Bermuda or jurisdictions in which we or any of our subsidiaries operates or is resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

•	Nonrealization of expected benefits from our 2005 acquisition of Precision Energy Services and Precision Drilling International could affect our projected results. We expect to gain certain business, financial and strategic advantages as a result of this acquisition, including synergies and operating efficiencies. Our integration of this acquisition was completed in 2006. Our forward-looking statements assume that we will realize the benefits of this integration throughout 2007. An inability to realize expected strategic advantages as a result of the acquisition would negatively affect the anticipated benefits of the acquisition.

•	The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill. As of December 31, 2006, we had approximately $3.0 billion of goodwill. Our estimates of the value of our goodwill could be reduced in the future as a result of various factors, some of which are beyond our control. Any reduction in the value of our goodwill may result in an impairment charge and therefore adversely affect our results.

•	Currency fluctuations could have a material adverse financial impact on our business. A material change in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from future changes in currency exchange rates.

•	Adverse weather conditions in certain regions could aversely affect our operations. In the summer of 2005, the Gulf of Mexico suffered several significant hurricanes. These hurricanes and associated hurricane threats reduced the number of days on which we and our customers could operate, which resulted in lower revenues than we otherwise would have achieved. In the last three quarters of 2006, climatic conditions in Canada were not as favorable to drilling as we anticipated, which limited our potential results in that region. Similarly, unusually rough weather in the North Sea could reduce our operations and revenues from that area during the relevant period. Our forward-looking statements assume weather patterns in our primary areas of operations will not deviate significantly from historical patterns.

•	Political disturbances, war, or terrorist attacks and changes in global trade policies could adversely impact our operations. We have assumed there will be no material political disturbances or terrorist attacks and there will be no material changes in global trade policies. Any further military action undertaken by the U.S. or other countries could adversely affect our results of operations.
     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information regarding risks and uncertainties, see our other filings with the SEC under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, available free of charge at the SEC’s website at www.sec.gov. We will generally update our assumptions in our filings as circumstances require.